Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to SECTION 240.14a-11(c) or
     SECTION 240.14a-12


                    U.S. Physical Therapy, Inc.
         (Name of Registrant as Specified In Its Charter)


                    U.S. Physical Therapy, Inc.
            (Name of Person(s)Filing Proxy Statement)

                   U.S. PHYSICAL THERAPY, INC.
                 3040 Post Oak Blvd., Suite 222
                      Houston, Texas  77056
                          (713) 297-7000

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MAY 20, 1997
                    _________________________

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of
Stockholders (the "Annual Meeting") of U.S. Physical Therapy, Inc. (the "Company") will be held on Tuesday, May 20, 1997, at 10:00 a.m. (EDT), at the Rihga Royal Hotel, 151 West 54th Street, New
York, New York, for the following purposes:

     (1)    To elect ten directors;

     (2) To consider and vote upon a proposal to amend the Company's 1992 Stock Option Plan to (i) impose a 50,000 share limitation on the number of shares subject to stock options that may be granted to any officer or other employee during any calendar year and (ii) increase by 95,000 the number of shares of Company common stock reserved for issuance under the 1992 Stock Option Plan; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Pursuant to the Bylaws, the Board of Directors has fixed the close of business on April 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.


                              By Order of the Board of Directors

                              /s/ Mark J. Brookner

                              Mark J. Brookner
                              Chief Financial Officer
                              and Treasurer


Houston, Texas
April 24, 1997


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                   U.S. PHYSICAL THERAPY, INC.
                  3040 Post Oak Blvd., Suite 222
                     Houston, Texas  77056
                          (713) 297-7000

                        PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                           MAY 20, 1997
                    _________________________

         SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished to stockholders of U.S. Physical Therapy, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of the Company, to be held on Tuesday, May 20, 1997, at 10:00 a.m. (EDT), at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, and at any adjournments thereof.

     The Annual Meeting has been called for the following purposes:
(1) to elect ten directors; (2) to consider and vote upon a proposal to amend the Company's 1992 Stock Option Plan to (i) impose a 50,000 share limitation on the number of shares subject to stock options that may be granted to any officer or other employee during any calendar year and (ii) increase by 95,000 the number of shares of Company common stock reserved for issuance under the 1992 Stock Option Plan; and (3) to transact such other business as may properly come before the meeting or any adjournments thereof. If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Properly executed but unmarked proxies will be voted FOR the election of the ten nominees of the Board of Directors as directors and FOR Proposal 2. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

     The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by delivering to the Company a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation with Mark J. Brookner, Chief Financial Officer and Treasurer of the Company, at 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056.

     The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. This Proxy Statement is initially being mailed to stockholders on or about April 24, 1997.

     The securities which can be voted at the Annual Meeting consist of shares of common stock of the Company with each share entitling its owner to one vote on all matters. There is no cumulative voting in the election of directors. The close of business on April 14, 1997 has been fixed by the Board of Directors as the record date for determination of stockholders entitled to vote at the meeting. The number of shares of the Company's common stock outstanding as of such date was 3,594,715. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Directors of the Company will be elected by a plurality vote of the votes cast at the Annual Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company's common stock is required for approval of Proposal 2. Abstentions and broker non-votes will be treated as votes present for the purpose of determining a quorum at the Annual Meeting. Broker non-votes will not be counted as shares entitled to be voted on any matter. Abstentions will have the same effect as a negative vote on Proposal 2 since the required affirmative vote is calculated based on the percentage of outstanding shares.



A copy of the Annual Report to Stockholders for the year ended December 31, 1996 accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-KSB for the year ended December 31, 1996 with the Securities and Exchange Commission (the "SEC"). Stockholders may obtain, free of charge, a copy of the Form 10-KSB by writing to U.S. Physical Therapy, Inc., 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056, Att'n: Investor Relations.

                      ELECTION OF DIRECTORS

     The Board of Directors is composed of ten members. All directors hold office until the next annual meeting of stockholders of the Company and then until their successors have been elected and qualified. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected as a director.

     At the Annual Meeting, ten directors will be elected for one-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of each of the persons named below as nominees of the Board of Directors. The Board of Directors believes that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Information As to Nominees

     The following table sets forth the names of the Board of Directors' ten nominees for election as directors. Each of these persons currently serves as a director of the Company. Also set forth is certain other information with respect to each such person's age, the period during which he has served as a director and positions currently held with the Company.







                                          Position(s)
                              Director     Held With
Nominees:             Age (a) Since (b)   the Company

J. Livingston            59     1990         Chairman of the
  Kosberg                                      Board

Roy W. Spradlin          47     1994         President, Chief
                                               Executive Officer
                                               and Director

Mark J. Brookner         52     1990         Chief Financial
                                               Officer, Treasurer
                                               and Director

Nelson Broms             77     1992         Director

Dan C. Arnold            67     1992         Director

George H. Hargrave       54     1990         Director

James B. Hoover          42     1993         Director

Marlin W. Johnston       65     1992         Director

Richard C.W. Mauran      64     1993         Director

Albert L. Rosen          73     1992         Director

(a)  At March 31, 1997.

(b) Messrs. Kosberg, Hargrave and Brookner have served as directors of each corporate predecessor (and subsidiaries thereof) of the Company since the formation of the original predecessor, National Rehab Associates, Inc., in June 1990. Messrs. Hargrave and Brookner also served as officers of all predecessors (and subsidiaries thereof) of the Company. Mr. Kosberg served as an officer of certain, but not all, predecessors (and subsidiaries thereof) of the Company.

     The principal occupation of each nominee for the past five years is set forth below.



    J. Livingston Kosberg has served as Chairman of the Board of the Company since April 1992 and as the Company's Chief Executive Officer from April 1992 to August 1995. From September 1991 to June 1995, Mr. Kosberg also served as Chairman of the Board and was employed by CareerStaff Unlimited, Inc., which is a national provider of temporary rehabilitation therapist staffing. Prior to April 1992, Mr. Kosberg was primarily engaged in managing personal investments through a variety of ventures and entities, including National Rehab Associates, Inc., the Company's predecessor. Mr. Kosberg was Chairman of the Board from April 1990 to April 1992, and a member of the Board from May 1993 to March 1994, of BioMedical Waste Systems, Inc., a medical waste treatment company.

     Roy W. Spradlin has served as President and Chief Operating Officer of the Company since May 1994. Effective August 1995, Mr. Spradlin was named the Company's Chief Executive Officer. From 1991 to May 1994, Mr. Spradlin was President of outpatient clinics for Pinnacle Rehabilitation Inc. ("Pinnacle"). Pinnacle is a wholly-owned subsidiary of Pinnacle Care Inc., which provides rehabilitation services in nursing homes, hospitals and owned and operated outpatient physical therapy clinics. From 1988 through 1991, he was the Vice President of outpatient clinics in Missouri and Kansas for Pinnacle. From 1980 through 1988, he was the President and owner of North Kansas City Physical Therapy, Inc., a provider of outpatient rehabilitation services at multiple sites in the Kansas and Missouri area.

     Mark J. Brookner has served as Chief Financial Officer and Treasurer of the Company since April 1992. From April 1992 through May 1994, he served as Secretary of the Company. In May 1994, Mr. Brookner was elected Assistant Secretary of the Company. From August 1991 through June 1994, Mr. Brookner served as Vice President of the corporate general partner of Therapists Unlimited, L.P., a predecessor of CareerStaff Unlimited, Inc. Mr. Brookner served as Chief Financial Officer of BioMed from April 1990 to April 1992. Since 1989, Mr. Brookner also has been actively engaged in private investments with Mr. Kosberg.

     Daniel C. Arnold has been engaged primarily in managing personal investments since April 1988, except for the period February 1989 to April 1991, when he served as Chairman of the Board and Chief Executive Officer of Farm & Home Financial


Corporation and its wholly-owned subsidiary, Farm & Home Savings Association. In April 1991, Mr. Arnold retired from these positions, except that he remained Chairman of the Boards until retiring as such in October 1991. His directorships in these institutions terminated on June 30, 1994 upon acquisition by another company. He also serves as a Director of Parkway Properties, Inc., a real estate investment trust whose holdings are predominately office buildings, and Belco Oil & Gas Corp., an oil and gas exploration and production company.

     Nelson Broms has been engaged primarily in managing personal investments since May 1984. In May 1984, Mr. Broms retired as Chairman of the Board of Directors, President and Chief Executive Officer of the Equitable Life Holding Corporation. From August 1993 until June 1994, Mr. Broms was Chairman of the Board of Directors and Chief Executive Officer of Ultra-Fem, Inc., a consumer products company. Prior thereto, he was, and continues to be, Senior Advisor to Primark, Inc., a company engaged in information systems for financial entities. In 1989, Mr. Broms was a Senior Advisor to Drexel Burnham Lambert, Inc. Previously a director of Preferred Health Care, Ltd., Mr. Broms currently serves as a director of Cortecs International, Ltd., a London-based biotechnology company, and Mastercare, a managed-care, workers' compensation company.

     George H. Hargrave served as President and Chief Operating Officer of the Company from April 1992 until May 1994 at which time he relinquished those responsibilities and was named Vice Chairman of the Board of Directors. From May 1994 to April 1995, he also has been employed by the Company in the clinic development and operations areas. Effective April 1995, Mr. Hargrave continues to serve as a director of the Company, but no longer serves as Vice Chairman or is employed by the Company. From August 1991 through June 1994, Mr. Hargrave served as President of the corporate general partner of Therapists Unlimited, L.P., a predecessor of CareerStaff Unlimited, Inc. From 1986 through June 1990, Mr. Hargrave was Senior Vice President and Chief Operating Officer for Med Rehab, Inc., a Tallahassee, Florida based company that provided rehabilitation services in nursing homes and hospitals, and owned and operated outpatient physical therapy clinics.





    James B. Hoover has been a general partner of Welsh, Carson, Anderson & Stowe, a management buyout firm focused on the acquisition of health care and information services companies since November 1992. From February 1984 through October 1992, Mr. Hoover was a general partner with the investment banking firm of Robertson, Stephens & Company, serving initially as a senior medical industry research analyst and subsequently as manager of the firm's health care corporate finance group. Mr. Hoover presently serves on the Board of Directors of Housecall Medical Resources, Inc. Mr. Hoover served as a special advisor to the Board of the Company from April 1992 until February 1993, when he was elected a director of the Company.

     Marlin W. Johnston has been a management consultant with Tonn & Associates since September 1993. During 1992 and 1993, Mr. Johnston served as a management consultant to the Texas Department of Health and the Texas Department of Protective and Regulatory Services. From May 1989 to March 1991, he served as Senior Account Executive of ACS TransFirst, which provides transaction processing and electronic benefit transfer services to health and human services agencies.

     Richard C.W. Mauran has been engaged primarily in managing personal investments for more than the past five years. Mr. Mauran was appointed a director of the Company in August 1993. He also serves on the Board of Directors of French Fragrances Inc., a perfume company.

     Albert L. Rosen retired as President and General Manager of the San Francisco Giants major league baseball team in December
1992.  He had served in such position since September 1985.

     From 1982 to December 1988, Mr. Kosberg served as Chairman of the Boards of Directors of First Texas Savings Association ("First Texas") and of Gibraltar Savings Association ("Gibraltar"), a subsidiary of First Texas. From 1983 to December 1988 and from 1984 to December 1988, respectively, Mr. Brookner served as Chief Financial Officer of First Texas and of Gibraltar. During the later years of these periods he also served as Vice Chairman of First Texas and of Gibraltar. Both First Texas and Gibraltar were placed in receivership in December 1988. In December 1992, Messrs. Kosberg and Brookner, along with the eight other former directors


and advisory directors of First Texas and Gibraltar, agreed to make monetary payments to the Federal Deposit Insurance Corporation, as receiver (the "FDIC"), in settlement of certain claims made by the FDIC and the Office of Thrift Supervision ("OTS") in connection with such persons' prior service with First Texas and Gibraltar. Neither Messrs. Kosberg or Brookner nor any of the other persons admitted any of the allegations that were the basis of the FDIC and OTS claims. The settlement agreement with the FDIC settled certain unspecified claims the FDIC was prepared to assert through litigation relating to or arising out of the performance or nonperformance of the duties of certain officers, directors and advisory directors of First Texas and Gibraltar, including Messrs. Kosberg and Brookner. The OTS order settling its claims against Messrs. Kosberg and Brookner alleged that they had engaged in unsafe and unsound practices, conflicts of interest and breaches of fiduciary duties.

     In settling with the FDIC and OTS, Mr. Kosberg agreed to pay to the FDIC $1,192,877, net of the value attributed by the FDIC and OTS to certain stock options in a data processing company formerly owned primarily by First Texas and Gibraltar which Mr. Kosberg received as part of the settlement. Mr. Kosberg also agreed to certain profit sharing with the FDIC in the event such data processing company became publicly traded within three years from the settlement at a price in excess of his costs relating to the stock underlying the options. In April 1995, Mr. Kosberg paid the FDIC $1,696,200 in full satisfaction of such profit sharing amount. In settling with the OTS, Mr. Kosberg also consented to an order in which he agreed not to participate in the affairs of an insured depository institution except with the prior approval of federal banking authorities. Mr. Brookner paid the FDIC $200,000 in settlement of the FDIC and OTS claims. In June 1990, Mr. Brookner consented to the entry by the OTS of an order removing him as an institution-affiliated party of Farm & Home Savings Association, Nevada, Missouri, and prohibiting him from participating in the conduct of the affairs of any insured depository institution without prior regulatory approval. Mr. Brookner has advised the Company that he believes that the OTS sought the order because of his affiliation with First Texas and Gibraltar.





Corporate Governance and Other Matters

     The Board of Directors has appointed an Audit Committee whose members currently consist of Messrs. Broms and Johnston. The Audit Committee is responsible for engaging the Company's independent auditors and reviewing with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. The Audit Committee met one time during 1996.

     The Board has a Compensation Committee, the current members of which are Messrs. Arnold, Rosen and Hoover. The Compensation Committee reviews matters concerning compensation of employees of the Company. During 1996, the Compensation Committee held two meetings.

     In November 1994, the Board of Directors established the Executive Committee whose members are Messrs. Kosberg, Arnold and Hoover. The Executive Committee assists management by providing advice and recommendations when needed and performs such other services as delegated by the Board of Directors. During 1996, the Executive Committee did not hold any meetings.

     There is no separate Nominating Committee of the Board of Directors.

     During 1996, the Company's Board of Directors held four meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors of the Company and of all committees of the Board of Directors of the Company on which he served, except Mr. Mauran who attended two of four meetings.

Compensation of Directors

     Directors who are also employees of the Company are not compensated separately for serving on the Board. Each of the Company's directors who are not employees of the Company received $3,500 for attendance at each regular meeting of the Board of



Directors. Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings. In November 1996, Messrs. Arnold, Broms,
Hoover, Johnston, Rosen and Mauran each received ten-year non-qualified options to purchase 6,000 shares of the Company's common stock. The exercise price of these options, which were granted under the Company's 1992 Stock Option Plan, is $10.25 per share.
Mr. Kosberg received $75,000 for serving as Chairman of the Board in 1996, pursuant to the terms of an employment agreement which expired on August 16, 1996.

                     EXECUTIVE COMPENSATION

Compensation

     The following table shows the compensation paid by the Company and its subsidiaries during 1996, 1995 and 1994 to the Company's
Chief Executive Officer and the Company's other executive officer
(the "named executive officers").

Summary Compensation Table
                                                    Long-Term
                                                    Compensation
                           Annual Compensation         Awards
Name and                                            Securities
Principal                Fiscal                     Underlying
Position(s)               Year   Salary   Bonus($)  Options(#)
Roy W. Spradlin (a)      1996   $150,000  $ 30,000   15,000
 President and Chief     1995    125,000    25,000   50,000
 Executive Officer       1994     77,725    20,000   80,000

Mark J. Brookner         1996    125,000    20,000   10,000
 Chief Financial         1995    110,000    15,000   15,000
 Officer and
 Treasurer               1994    110,000    10,000    --

(a)  Mr. Spradlin became President and Chief Operating Officer in
     May 1994.  In August 1995, he was named Chief Executive
     Officer.





Option Grants

     The following table contains information with respect to grants of stock options to each of the named executive officers during the year ended December 31, 1996.

                Option Grants in 1996 Fiscal Year
                        Individual Grants

                 Number of
                 Securities   % of Total
                 Underlying   Options        Exercise
                 Options      Granted to     or Base
                 Granted      Employees In   Price      Expiration
Name             (*)(a)       Fiscal Year    ($/SH)     Date

Roy W. Spradlin  15,000         22%          $9.25     8/14/06
Mark J. Brookner 10,000         14%           9.25     8/14/06


(a) The options vest one-fourth on each of the second, third, fourth and fifth anniversaries of the date of grant. Vesting will be accelerated in the event of a "change in control" of the Company (defined generally as the acquisition of 50% or more of the Company's outstanding voting stock, a change in a majority of the Board of Directors or a merger, consolidation or acquisition of all or substantially all of the assets of the Company), subject to certain limitations if vesting would result in adverse tax consequences to the optionee. The option exercise price equaled the fair market value of a share of the Company's common stock on the dates of grant, as determined in accordance with the Company's 1992 Stock Option Plan.

Option Exercises and Holdings

     The following table sets forth the 1996 year-end value of all unexercised in-the-money options held by the named executive officers. No options were exercised by any of the named executive officers during 1996.




         Aggregated Option Exercises in Last Fiscal Year
                     and FY-End Option Values

                                               Value of Securities
                                               Underlying Unexercised
                  Number of Securities         In-the-Money Options
                  Underlying Unexercised       at FY-End ($)(a)
                  Options At FY-End (#)        Exercisable/
Name              Exercisable/Unexercisable    Unexercisable

Roy W. Spradlin       12,500/132,500           $37,500/$148,000
Mark J. Brookner      12,500/47,500               6,250/28,050



(a) Market value of underlying securities at year-end of $9.75 per share minus the exercise or base price of in-the-money options at year-end.

Employment Agreements

     Mr. Spradlin has entered into an amended and restated employment agreement with the Company dated as of February 21, 1997, which supersedes his prior employment agreement entered into as of May 18, 1994. Under his new employment agreement, Mr. Spradlin is employed as President and Chief Executive Officer for a five-year term ending on February 21, 2002. Pursuant to the terms of his new employment agreement, Mr. Spradlin will receive an annual salary in 1997 of $165,000. Additionally, Mr. Spradlin is eligible to receive cash bonuses payable at the discretion of the Board of Directors and, subject to conditions of eligibility, is entitled to participate in any employee benefit plans adopted by the Company. Mr. Spradlin's new employment agreement may be terminated by the Company prior to the expiration of its five-year term in the event (i) he becomes disabled for 90 consecutive days or (ii) his employment is terminated for "cause" (as defined in the agreement). In the event that (i) Mr. Spradlin's employment is terminated without "cause," (ii) the Company sells all or substantially all of its assets, (iii) more than 50% of the Company's outstanding common stock is transferred or sold by the Company's stockholders, (iv) the Company completes a merger or



consolidation in which the stockholders of the Company immediately prior to the merger or consolidation own less than 50% of the surviving company or (v) the Company is dissolved in a voluntary or involuntary dissolution, Mr. Spradlin would be entitled to receive a lump sum termination/severance benefit equal to one and one-half times his annual salary plus bonus for the then most recent 12-month period. Under his new employment agreement, in the event of his death, Mr. Spradlin's heirs or beneficiaries would become entitled to receive a payment equal to one year's annual salary.
Mr. Spradlin's new employment agreement further contains a covenant not to compete during its five-year term and for two years (reduced to one year after an event described in clauses (ii)-(iv) above, unless he continues to be employed after such event) thereafter.

     Mr. Brookner previously had a five-year employment agreement with the Company which expired on August 16, 1996.

Certain Transactions

     In May 1994, the Company completed the issuance and sale of $3,000,000 aggregate principal amount of 8% Convertible Subordinated Notes, Series C due June 30, 2004 (the "Series C Notes"). The Series C Notes were issued at par in a private placement to Sloan Financial Corporation ("Sloan Financial"), a company which is controlled by one of the Company's directors, Mr. Richard C. W. Mauran. The Series C Notes are convertible, at the option of the holder, into the number of whole shares of common stock of the Company determined by dividing the principal amount converted by $10.00, subject to adjustment upon the occurrence of certain events. Interest on the Series C Notes is payable at a rate of 8% per annum, payable quarterly. Holders of Series C Notes also have certain registration rights with respect to the underlying common shares. Sloan Financial also owns $2,000,000 aggregate principal amount of the Company's 8% Convertible Subordinated Notes due June 30, 2003 (the "Notes"), which were issued by the Company at par in June 1993. The conversion price of the Notes is also $10.00, subject to adjustment as provided in the Notes. Interest on the Notes is also payable quarterly at an annual rate of 8%, and holders of the Notes possess certain registration rights with respect to the underlying shares. See "Principal Holders of Voting Securities."



Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. The Company believes that during 1996 all Section 16(a) filing requirements applicable to the Company's directors and officers were complied with on a timely basis.

         APPROVAL OF AMENDMENTS TO 1992 STOCK OPTION PLAN
                           (Proposal 2)

     The Company maintains two stock option plans: the 1992 Stock Option Plan, as amended (the "1992 Option Plan") and the Executive Stock Option Plan ("Executive Option Plan"). A total of 550,000 shares of common stock (subject to adjustment for changes in capitalization) are currently reserved for issuance upon the exercise of stock options granted under the 1992 Option Plan to key employees, officers and directors of the Company or any of its affiliates. A total of 200,000 shares of common stock (subject to adjustment for changes in capitalization) are currently reserved for issuance upon the exercise of stock options granted under the Executive Option Plan to officers of the Company or any of its affiliates. The purposes of the 1992 and Executive Option Plans are to provide an incentive for eligible individuals to remain in the employ or service of the Company or its affiliates, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to aid the Company in attracting able persons to serve the Company and its affiliates.

Proposed Amendments to 1992 Option Plan

     The Board of Directors has voted, subject to stockholder approval at the Annual Meeting, to amend the 1992 Option Plan to
(i) specify that options covering no more than 50,000 shares of common stock of the Company may be granted to any officer or other employee during any calendar year and (ii) increase by 95,000 (from 550,000 to 645,000) the number of shares of common stock reserved for issuance upon exercise of options granted under the 1992 Option Plan (in each case, subject to adjustment for stock dividends, stock splits and the like as provided in the 1992 Option Plan).

The limitation on the maximum number of shares of common stock that may be granted to any employee in a calendar year is a consequence of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") effective for fiscal years from 1994 forward under which no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under Section 162(m), there is no limitation on the deductibility of "qualified performance-based compensation." To satisfy this definition: (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goals under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as "outside directors" for purposes of the exception; (iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation before payment is made in a separate vote; and (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied. Under Treasury regulations, in the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if: (i) the grant or award is made by a compensation committee satisfying the above requirements; (ii) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified time period to an employee; and (iii) under the terms of the option, the amount of compensation is based solely on an increase in the value of the stock after the date of grant. In the event the proposed amendments to the 1992 Option Plan are not approved by the stockholders at the Annual Meeting, no option grants will be made under the Plan to anyone who is an executive officer of the Company at the time of the grant.

     The 95,000 share increase in the shares reserved for issuance under the 1992 Option Plan represents the number of remaining shares available for grant under the Executive Option Plan.
Because the per share exercise price of options granted under the Executive Option Plan may be no less than 175% of fair market value of a share of Company common stock on the date of grant (as opposed


to not less than fair market value for incentive options and not less than par value for non-qualified options granted under the 1992 Plan), the Board of Directors believes that officers of the Company and its affiliates who are eligible to receive option grants under the Executive Option Plan are not provided with an appropriate incentive to expend maximum effort on behalf of the Company. Accordingly, the Board has amended the 1992 Option Plan to increase the shares reserved thereunder by the same number of shares remaining available for grant under the Executive Option Plan, subject to stockholder approval of such increase at the Annual Meeting. If such increase is approved by the stockholders at the Annual Meeting, no further grants of options will be made under the Executive Option Plan. The proposed increase also will assure that a meaningful number of shares will be available for future grant to key employees, officers and directors of the Company and its affiliates under the 1992 Option Plan.

     At March 31, 1997, a total of 55,250 shares of common stock remained available for future grant under the 1992 Option Plan. At March 31, 1997, a total of 40 key employees, officers and directors of the Company and its affiliates were eligible to participate in the 1992 Option Plan. Based on the closing bid price of the Company's common stock on March 31, 1997 of $9 5/8, the aggregate market value of the 95,000 additional shares to be reserved under the 1992 Option Plan is $914,375.

Required Vote

     The approval by the affirmative vote of a majority of the outstanding shares is required to approve the proposed amendments to the 1992 Option Plan to (i) specify that options covering no more than 50,000 shares of common stock of the Company may be granted to any officer or other employee during any calendar year and (ii) increase by 95,000 (from 550,000 to 645,000) the number of shares of common stock reserved for issuance upon exercise of options granted under the 1992 Option Plan. The Board recommends a vote FOR approval of such amendments.







Description of the 1992 Option Plan

     The principal provisions of the 1992 Stock Option Plan are summarized below under the caption "Description of the 1992 Option Plan." Such summary does not, however, purport to be complete and is qualified in its entirety by the terms of the 1992 Option Plan. Shareholders may obtain, free of charge, a copy of the 1992 Option Plan by writing Mark J. Brookner, Chief Financial Officer and Treasurer, U.S. Physical Therapy, Inc., 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056.

     The 1992 Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Code as well as non-qualified options. The 1992 Option Plan is administered by the Stock Option Committee ("Option Committee"), which is appointed by the Board of Directors. The Option Committee selects the key employees, officers and directors of the Company and its affiliates to whom options are granted. The current members of the Option Committee are Messrs. Kosberg and Hargrave. The Company will need to reconstitute the Option Committee in order to satisfy the requirements of Section 162(m) of the Code.

     Incentive stock options (those intended to qualify for special tax treatment under the Code) granted under the 1992 Option Plan are granted at a per share exercise price of not less than the fair market value of a share of common stock on the date of grant. The exercise prices of non-qualified options granted under the 1992 Option Plan are determined by the Option Committee upon each grant (but may not be less than the par value of a share of the Company's common stock). The Option Committee determines which eligible individuals receive options and how many are issued. The maximum option term for an incentive option is 10 years from the date of grant. No incentive option may be granted more than 10 years after the effective date of the 1992 Option Plan. No person may be granted an incentive option if, at the time of the grant, such person owns, directly or indirectly, more than 10% of the total combined voting power of the Company or of any affiliate unless the option price is at least 110% of the fair market value of the common stock on the date of grant of the option and the exercise period of such incentive option is by its terms limited to five



years. Payment for shares purchased under the 1992 Option Plan may be made either in cash or cash equivalents or by exchanging shares of common stock of the Company with a fair market value equal to or less than the total option price plus cash for any difference, as determined in the discretion of the Option Committee.

     If an employee's employment with the Company or an affiliate terminates by reason of death or disability, his or her options, to the extent then exercisable, may be exercised within one year after such death or disability. If the optionee's employment terminates for any reason other than death or disability, options held by such optionee terminate 30 days after the date of such termination unless otherwise provided in the option agreement. The Option Committee may extend the period during which the options may be exercised.

     Options granted under the 1992 Option Plan are exercisable during an optionee's lifetime only by the optionee or the optionee's guardian or legal representative. Options are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Further, shares of common stock issued upon exercise of an option may not be transferred until after six months from the date the option is granted.

     Subject to the terms and conditions of and within the limitations of the 1992 Option Plan, the Option Committee may modify, extend or renew outstanding options granted under the 1992 Option Plan, or accept the surrender of options and authorize the granting of new options under the 1992 Option Plan in substitution therefor.

     If the outstanding shares of the Company's common stock are increased or decreased by reason of a stock dividend or split, combination, exchange of shares, or other recapitalization, merger or otherwise, in which the Company is the surviving corporation, or by reason of a spin-off of a part of the Company into a separate entity, or assumptions and conversions of outstanding grants due to the acquisition by the Company of a separate entity, an appropriate and proportionate adjustment will be made in the aggregate number


and class of the reserved shares, in the number and class of shares subject to each outstanding option, and the per share exercise price of each outstanding option shall be automatically adjusted to equitably reflect the effect of such change.

     Adjustments to account for changes in capitalization will be made by the Board, whose determination in that respect will be conclusive. No fractional shares of common stock will be issued under the 1992 Option Plan on account of any such adjustment, and any fractions resulting from any such adjustment will be rounded downward to the nearest whole share.

     Except as otherwise provided in the option agreement, upon any dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, or upon any transaction by a third party which results in any person owning 50% or more of the total combined voting power of all classes of stock of the Company, the 1992 Option Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the Plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its discretion shall determine.

     The Board of Directors of the Company at any time may amend the 1992 Option Plan as to shares of common stock as to which options have not been granted. However, the approval of the Company's stockholders is required for any amendment that would
(1) increase the aggregate number of shares of common stock as to which options may be granted (other than adjustments upon changes in capitalization); (2) increase the maximum period during which options may be exercised; or (3) extend the effective period of the 1992 Option Plan. The Board at any time may terminate or suspend the 1992 Option Plan. No termination, suspension or amendment of the Plan may, without the consent of the optionee to whom an option has been granted, alter or impair any of the rights of the holder of the option.


     At March 31, 1997, there were warrants outstanding to purchase a total of 120,000 shares of Company common stock. The exercise price of the warrants is $8.125 per share. The exercise price of the warrants and number of shares of common stock issuable upon exercise thereof are subject to adjustment in certain circumstances, including the grant of stock options out of the additional 95,000 shares to be reserved for issuance under the 1992 Option Plan at exercise prices below the fair market value of the Company's common stock or below the exercise price of the warrants. The Company does not currently anticipate granting any options out of the additional 95,000 shares at exercise prices below the fair market value of the Company's common stock.

Federal Income Tax Consequences of the 1992 Option Plan

     The grant of an option will not be a taxable event for the optionee or the Company.

     Incentive Options. An optionee will not recognize taxable income upon exercise of an incentive option, and any gain realized upon a disposition of shares of stock received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. However, the excess of the fair market value of stock subject to an incentive option on the exercise date over the option exercise price will be included in the optionee's alternative minimum taxable income in the year of exercise (or, if the optionee is subject to certain securities law restrictions, in the year in which such restrictions expire, unless the optionee elects within 30 days following exercise to have income determined without regard to such restrictions) for purposes of the alternative minimum tax. An optionee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of incentive options. The Company will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company or a corporate subsidiary from the date the option is


granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, the time for exercising incentive stock options after termination of employment and the holding period for stock received pursuant to the exercise of the option are waived.

     If all of the foregoing requirements are met except for the one-year or two-year holding period mentioned above, the optionee will recognize ordinary income upon the disposition of the stock in an amount equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price. The balance of the realized gain, if any, will be capital gain. The employer corporation will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, except that no deduction will be allowed for compensation in any one year paid to the chief executive officer and the four other most highly compensated executive officers of the Company to the extent such compensation does not satisfy the requirements of
Section 162(m) of the Code.

     If an optionee exercises an incentive option by tendering shares of common stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive option and had not satisfied the special holding period requirements summarized above). If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise (other than minimum taxable income as discussed above) and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. If the optionee used shares received pursuant to the exercise of an incentive option (or another statutory option) as to which the optionee had not satisfied the applicable holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares.





     Non-qualified Options. Upon exercising a non-qualified option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise (or, if the optionee is subject to certain restrictions imposed by the securities laws, upon the lapse of those restrictions, unless the optionee makes a special tax election within 30 days after exercise to have income determined without regard to the restrictions). If the employer corporation complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally in the same year as the optionee recognizes ordinary income. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised), except that no deduction will be allowed for compensation in any one year paid to the chief executive officer and the four other most highly compensated executive officers of the Company to the extent such compensation does not satisfy the requirements of Section 162(m) of the Code.

     If the optionee surrenders shares of common stock in payment of part or all of the exercise price for non-qualified options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive option) and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in an nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income. The employer corporation will be entitled to a deduction as described above. The optionee's basis in the additional shares will be equal to the amount included in the optionee's income.




                 INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP acts as the Company's independent public accountants. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                    STOCK OWNED BY MANAGEMENT

     The following table sets forth information as of April 14, 1997 with respect to the shares of the Company's common stock beneficially owned by each director of the Company, each of the named executive officers and by all directors and executive officers as a group. Except as otherwise indicated, the business address of each such person is 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056.

Name and                      Amount and           Percent of
Address of                    Nature of             Common
Beneficial                    Beneficial            Stock
Owner                         Ownership (a)        Outstanding

Daniel C. Arnold, Director
1001 Fannin Street,
Suite 1220
Houston, TX  77002            117,500 (b)              3.22%

Nelson Broms, Director
305 Main Street
Ridgefield, CT  06877          36,500                  1.01

Mark J. Brookner,
Chief Financial Officer,
 Treasurer and Director       102,500                  2.83

George H. Hargrave,
 Director
505 Moraine Way
Heath, TX 75087               167,000                  4.65



James B. Hoover, Director
Welsh, Carson, Anderson
 & Stowe
One World Financial
 Center, Suite 3601
New York, NY  10281            69,000(c)               1.90

Marlin W. Johnston, Director
Arboretum Plaza One, #350
9442 Capital of Texas
  Highway North
Austin, TX 78759               41,000                  1.13

J. Livingston Kosberg,
Chairman of the Board         498,330(d)              13.86

Richard C.W. Mauran,
 Director
Sloan Financial Corporation
31 Burton Ct.
Franklins Row
London, SW 3, England         520,000(d)              12.76

Albert L. Rosen, Director
15 Mayfair Drive
Rancho Mirage, CA  92270       79,000                  2.18

Roy W. Spradlin, President,
 Chief Executive Officer
 and Director                  18,750                  --

All directors and
 executive officers as a
 group (10 persons)    1,655,580                      38.06

 * Less than 1%.

(a) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company's common stock if he has or shares voting power or



     investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from April 14, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, unless otherwise indicated. This table includes 237,250 shares of common stock subject to outstanding options which are exercisable within 60 days from April 14, 1997. Of such shares, Messrs. Arnold, Broms, Brookner, Hoover, Johnston, Spradlin, Mauran and Rosen, hold options to purchase 39,000, 29,000, 27,500, 39,000,
     29,000, 18,750, 26,000 and 29,000 shares, respectively.  This table also includes 217,500 shares that can be acquired upon conversion of $2,175,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes due June 30, 2003 and 300,000 shares that can be acquired upon conversion of $3,000,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes, Series C due June 30, 2004.

(b) Includes 50,000 shares owned by the Arnold Family Limited Partnership; 16,000 shares owned by the Bintliff 1990 Limited Partnership; and 12,500 shares that can be acquired upon conversion of $125,000 aggregate principal amount of the Company's outstanding 8% Subordinated Notes due June 30, 2003 held by the Arnold Family Limited Partnership. Mr. Arnold is the managing general partner of the Arnold Family Limited partnership and a general partner of the Bintliff 1990 Limited Partnership. As such, he has shared voting and dispositive power over the shares held by the two partnerships. Mr. Arnold disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Such amount excludes 50,000 shares owned by Mr. Arnold's wife, of which Mr. Arnold disclaims beneficial ownership.

(c) Includes 5,000 shares that can be acquired upon conversion of $50,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes due June 30,
     2003 owned by Mr. Hoover.

(d)  See "Principal Holders of Voting Securities."


              PRINCIPAL HOLDERS OF VOTING SECURITIES

 The following table sets forth information as of April 14, 1997 with respect to the ownership of shares of common stock by the persons known to management to be the beneficial owners of more than 5% of the Company's outstanding common stock. The information is based on the most recent statements on Schedule 13D or 13G filed on behalf of such persons or on other information available to the Company.

                           Amount and
                           Nature of             Percent of
Name and Address           Beneficial           Common Stock
of Beneficial Owner        Ownership             Outstanding

J. Livingston Kosberg
3040 Post Oak Blvd.,
Suite 222
Houston, Texas  77056      498,330(a)             13.86%

Clarence E. Mayer
5847 San Felipe,
Suite 1700
Houston, Texas  77057      337,500(b)              9.39%

Richard C.W. Mauran
Sloan Financial
  Corporation
31 Burton Ct.
Franklins Row
London, SW 3, England      520,000(c)             12.76%

(a) The Schedule 13G of Mr. Kosberg dated February 16, 1993 states that such amount includes 56,250 shares held by the Dolores Wilkenfeld Trust and 442,080 shares held by the Livingston Kosberg Trust. Mr. Kosberg is the trustee of both trusts and the income beneficiary of the Livingston Kosberg Trust. Mr. Kosberg does not hold any shares individually in his own name. The reported share amount excludes 1,170 shares held by Mr. Kosberg's wife and 48,000 shares held by Mr. Kosberg's three children and their spouses. Mr. Kosberg disclaims beneficial ownership of such shares.


(b) The Schedule 13D of Mr. Mayer dated February 16, 1993 states that he has sole voting and dispositive power over the entire number of such shares.

(c) Includes 200,000 shares of Company common stock that may be acquired by Sloan Financial Corporation ("Sloan Financial"), of which Mr. Mauran is the controlling stockholder, upon conversion of $2,000,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes due June 30, 2003 owned by Sloan Financial and 300,000 shares of Company common stock that may be acquired by Sloan Financial upon conversion of $3,000,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes, Series C, due June 30, 2004 owned by Sloan Financial. The
     Schedule 13D of Sloan Financial and Mr. Mauran states that they possess shared voting and shared dispositive power over the entire number of such shares. Also includes 20,000 director options held by Mr. Mauran.

         DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
      TO BE PRESENTED AT 1998 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal intended to be presented by any stockholder for action at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company on or before December 26, 1997 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the 1998 Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.












                          OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be presented for action by the stockholders at the 1998 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.


                              By Order of the Board of Directors

                              /s/ Mark J. Brookner

                              Mark J. Brookner
                              Chief Financial Officer and Treasurer


Houston, Texas
April 24, 1997























                   U.S. PHYSICAL THERAPY, INC.

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- May 20, 1997

    THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of U.S. Physical Therapy, Inc. (the "Company") hereby appoints J. Livingston Kosberg and Mark J. Brookner, and each of them, with full power of substitution in each, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 1997 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 20, 1997, at 10:00 a.m. (EDT), at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, and at any adjournments thereof, upon the following matters.

     This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL
BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY
OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

     The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before its exercise.

      (continued and to be signed and dated on reverse side)

1. Election of ten directors for one-year terms. Nominees: J. Livingston Kosberg, Roy W. Spradlin, Mark J. Brookner, Daniel
     C. Arnold, Nelson Broms, George H. Hargrave, James B. Hoover, Marlin W. Johnston, Richard C.W. Mauran and Albert L. Rosen.

FOR all nominees listed              WITHHOLD AUTHORITY
above (except as marked              to vote for all nominees
to the contrary below).              listed.


(INSTRUCTION:  To withhold authority to vote for any individual nominee, print that nominee's name on the space provided below.)
           ___________________________________________

2. Approval under the Company's 1992 Stock Option Plan of (i) 50,000 share limit on the maximum number of shares subject to stock options that may be granted to any officer or employee during any calendar year and (ii) 95,000 share increase in the number of shares reserved for issuance.

     FOR                      AGAINST                     ABSTAIN


3. As determined by a majority of the Company's Board of Directors, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

                              Please date and sign exactly as
                              name appears hereon and return in
                              the enclosed envelope.

                              Date:_________________________

                              ______________________________
                              Signature of Stockholder or
                              Authorized Representative

                              (Only one signature is required
                              in the case of stock ownership
                              in the name of two or more
                              persons.

                               A-2